Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Anoori Naughton	Allison Kleinfelter
anaughton@hersheys.com	akleinfelter@hersheys.com

Hershey Names Michael Del Pozzo as President of U.S. Confection

HERSHEY, Pa., Sept. 5, 2024 – The Hershey Company (NYSE: HSY) today announced the appointment of Michael Del Pozzo as President, U.S. Confection, effective September 16. In this role, Del Pozzo will lead Hershey’s next phase of U.S. growth with a portfolio of iconic brands including Hershey’s, Reese’s and Jolly Rancher.
With a career spanning 23 years at PepsiCo, Del Pozzo brings a wealth of experience in leading growth and transformation for some of the world’s most recognizable consumer brands such as Gatorade®, Propel®, Muscle Milk® and Evolve®. In his recent role as President and General Manager of Gatorade, Del Pozzo oversaw a $10 billion business, transforming the traditional sports drinks company into a portfolio of sports and fitness brands. Prior to Gatorade, he led the sales and commercial functions for Frito Lay North America as Chief Customer Officer and held multiple other leadership roles across PepsiCo.
Del Pozzo will join Hershey’s Executive Committee and work closely with its other two business unit leaders, Kristen Riggs, President, Salty Snacks, and Rohit Grover, President, International, to advance Hershey’s strategic ambitions and meet the needs of consumers and customers. Del Pozzo is succeeding Charles Raup, who is retiring from Hershey after 15 years to pursue other executive opportunities.
“Mike’s deep consumer insights, his customer relationships, and his track record of delivering results and driving strategic change position him as the ideal leader to guide our U.S. Confection business through its next chapter. He will be instrumental in building on our strengths and advancing our Leading Snacking Powerhouse vision,” said Michele Buck, The Hershey Company Chairman and Chief Executive Officer. “I want to thank Chuck for his many valuable contributions during his long tenure at Hershey. We wish him the very best in his future endeavors.”

“I am thrilled to join Hershey at such an exciting time for the company,” said Del Pozzo. “I am inspired by the company’s history, culture and talent. Its brands hold a unique place in the market and in the hearts of consumers. I look forward to working with Michele and the amazing team at Hershey to build on this strong foundation and help lead the U.S. Confection business through its next phase of growth and innovation.”
About The Hershey Company
The Hershey Company (NYSE: HSY) is an industry-leading snacks company known for making more moments of goodness through its iconic brands, remarkable people and enduring commitment to doing the right thing for its people, planet, and communities. Hershey has more than 20,000 employees in the U.S. and worldwide who work daily to deliver delicious, high-quality products. The company has more than 90 brand names in approximately 80 countries that drive more than $11.2 billion in annual revenues, including Hershey's, Reese's, Kisses, Kit Kat®, Jolly Rancher, Twizzlers and Ice Breakers, and salty snacks including SkinnyPop, Pirate's Booty and Dot's Homestyle Pretzels.
For over 130 years, Hershey has been committed to operating fairly, ethically and sustainably. The candy and snack maker's founder, Milton Hershey, created Milton Hershey School in 1909, and since then, the company has focused on helping children succeed through equitable access to education.
To learn more visit www.thehersheycompany.com.

2